EXHIBIT 99.1
Press Release
For further information, please contact:
Daniel R. Kadolph, Executive Vice President and Chief Financial Officer 708-450-6759
MIDWEST BANC HOLDINGS PLANS CAPITAL RAISE
MELROSE PARK, IL (November 29, 2007) — Midwest Banc Holdings, Inc. (Nasdaq: MBHI) today announced that it has filed a prospectus supplement with the Securities and Exchange Commission for a proposed offering of 1.4 million depositary shares each representing a 1/100th fractional interest in its Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock plus up to 210,000 depositary shares pursuant to a 30-day over-allotment option to the underwriters. We have requested that the depositary shares be listed and traded on the NASDAQ Global Market under the symbol “MBPS.” Proceeds of the offering would be used to contribute capital to our bank subsidiary and to repay a portion of our senior debt outstanding under our revolving line of credit with a correspondent bank as well as for general corporate purposes.
Stifel Nicolaus & Company, Incorporated will serve as lead underwriter and manage the offering. Friedman Billings Ramsey, Sterne, Agee & Leach, Inc., and Howe Barnes Hoefer & Arnett will also provide underwriting support for the offering. Midwest Banc Holdings has 27.7 million shares of common stock outstanding. The common stock closed at $13.23 on November 28, 2007.
Midwest Banc Holdings, Inc., headquartered in Melrose Park, IL, provides a wide range of retail and commercial banking services, personal and corporate trust services, securities services and insurance brokerage services in the greater Chicago area. We have 29 banking offices and operate 32 ATMs. Our principal operating subsidiaries are Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc.
Information on our products and services and locations is available at www.midwestbanc.com.
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This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”